CTS CORPORATION   Elkhart, Indiana 46514 • (574) 293-7511
July 27, 2005
FOR RELEASE: Immediately
CTS REPORTS SECOND QUARTER RESULTS
Repatriates $50 million Cash under the American Jobs Creation Act of 2004

Elkhart, IN, July 27, 2005...CTS Corporation (NYSE:CTS) today announced second quarter 2005 revenues of $158.3 million, a 15% increase over the second quarter of 2004. Diluted earnings per share were $0.10, which included a negative $0.07 per share from repatriation-related tax expense and the reversal of certain tax reserves. This compares to second quarter 2004 diluted earnings per share of $0.18 which included a gain of $0.05 from the sale of excess Canadian land.
Sales growth was driven by the SMTEK acquisition, which closed January 31, 2005, and strong growth in automotive products, partially offset by weaker EMS sales in communications infrastructure and declining handset component sales.
“The SMTEK acquisition has clearly proven to be a very positive addition to the company, strengthening our competitive position and contributing significantly to sales and earnings growth,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer.
Based on the first-half 2005 results and revised estimates for the balance of the year, the Company expects full-year 2005 sales to be in the range of $630 million to $680 million which is 19% to 28% over 2004. Earnings per share, excluding the second quarter tax adjustment impact of $0.07 per share, are now expected to be in the range of $0.62 to $0.68.

General Comments:
•	Sales relating to the acquired SMTEK business were $29.3 million in the second quarter compared to $23.2 million for two months in the first quarter.
•	The second quarter included a $4.5 million tax expense for repatriation of $50 million of our overseas cash under the American Jobs Creation Act of 2004 and a $1.7 million tax benefit relating to the reversal of income tax reserves due to successful resolution of certain foreign jurisdiction tax issues.
•	Capital expenditures of $5.9 million were 1.9% of sales in the first half 2005. The Company expects full-year 2005 capital expenditures to be in the range of $16 — $20 million.
•	The company continues to generate strong free cash flow, with second quarter free cash flow of $10.8 million.
•	The company repurchased approximately 322,000 shares of its stock in the second quarter for $3.7 million.
SECOND QUARTER RESULTS — SEGMENT INFORMATION
(Dollars in millions)

	Second Quarter 2005		Second Quarter 2004		First Quarter 2005
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$66.5	$7.5	$68.2	$8.7	$64.2	$3.6
Electronics Manufacturing Services (EMS)	91.8	2.8	69.4	1.9	91.1	2.1

Total	$158.3	$10.3	$137.6	$10.6	$155.3	$5.7

Components & Sensors: Components and Sensors segment sales decreased by $1.7 million, or 3%, from the second quarter of 2004 driven primarily by lower handset component sales, partially offset by continued growth in automotive products. Total operating earnings decreased $1.2 million from 2004. Note that second quarter 2004 operating earnings included a $2.7 million gain on the sale of excess Canadian land.
The second quarter Components and Sensors sales increased from the first quarter of 2005 by $2.3 million, or 4%, reflecting improving demand in automotive products and communications markets. Segment operating earnings were improved over the first quarter as a result of the higher sales, product mix improvements and reduced headcount.
EMS: EMS second quarter 2005 sales increased by $22.4 million, or 32%, from the second quarter of 2004, primarily from the SMTEK acquisition, partially offset by lower demand for communications infrastructure equipment. Segment operating earnings improved primarily from higher gross margins related to the former SMTEK business.
The second quarter EMS revenues were $0.7 million, or 1%, above the 2005 first quarter sales. A full quarter of SMTEK sales contributed to increased revenues, partially offset by slower sales to the communications infrastructure equipment industry. Despite the lower quarter-over-quarter sales, EMS segment operating earnings increased $0.7 million primarily due to higher gross margins of the former SMTEK business.
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Conference Call
As previously announced, the Company has scheduled a conference call on Thursday, July 28, 2005 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-762-6067 (480-629-9566, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on July 28, 2005, through 12:59 a.m. EDT on August 5, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 788889. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), CompuServe (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS’ stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.
Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the business and strategic benefits of the SMTEK acquisition, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.
For more detailed information on the risks and uncertainties associated with CTS’ business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended				Six Months Ended
	July 3,		June 27,		July 3,		June 27,
	2005		2004		2005		2004
Net sales	$158,346		$137,624		$313,676		$259,771
Costs and expenses:
Cost of goods sold	126,054		108,707		253,169		206,245
Selling, general and administrative expenses	17,697		16,622		35,614		31,499
Research and development expenses	4,567		4,673		9,354		9,557
Gain on sale of assets	(293)		(3,006	)(2)	(453)		(3,067	)(2)

Operating earnings	10,321		10,628		15,992		15,537
Other expenses (income):
Interest expense	1,582		1,590		3,299		3,123
Other	(70)		168		(515)		184

Total other expenses	1,512		1,758		2,784		3,307

Earnings before income taxes	8,809		8,870		13,208		12,230
Income tax expense	4,867	(1)	1,973		5,879	(1)	2,813

Net earnings	$3,942		$6,897		$7,329		$9,417

Net earnings per share:
Basic	$0.11		$0.19		$0.20		$0.26

Diluted	$0.10	(1)	$0.18	(2),(3)	$0.19	(1)	$0.26	(2),(3)

Cash dividends declared per share	$0.03		$0.03		$0.06		$0.06
Average common shares outstanding:
Basic	36,621		35,986		36,508		35,971
Diluted	41,226		38,363	(3)	41,101		37,303	(3)

(1)	Income tax expense and diluted earnings per share include a net impact of $2.8 million and $0.07 per diluted share, respectively, consisting of $4.5 million of expense relating to the repatriation of foreign to the United States under the provisions of the American Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserves due to the successful resolution of tax issues in certain foreign jurisdictions.

(2)	The 2004 gain on sale of assets includes $2.7 million pre-tax, or $2.1 million after-tax and $0.05 per diluted share, gain related to the sale of excess land in Canada.

(3)	Diluted earnings per share for 2004 were restated to reflect the impact of adopting Emerging Issues Task Force (EITF) No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.” EITF No. 04-08 was issued and became effective in the fourth quarter of 2004 and accordingly, earlier were restated to show diluted earnings per share computed on a consistent basis.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets — Unaudited
(In thousands of dollars)

	July 3,	December 31,
	2005	2004 *
Cash and cash equivalents	$14,194	$61,005
Accounts receivable, net	89,603	84,112
Inventories, net	58,549	42,734
Other current assets	23,808	16,295

Total current assets	186,154	204,146

Property, plant & equipment, net	112,445	112,495
Other assets	242,300	205,536

Total Assets	$540,899	$522,177

Notes payable and current portion of long-term debt	$3,302	$3,311
Accounts payable	70,044	55,614
Other accrued liabilities	43,549	44,036

Total current liabilities	116,895	102,961

Long-term debt	85,602	94,150
Other obligations	15,694	14,362
Shareholders’ equity	322,708	310,704

Total Liabilities and Shareholders’ Equity	$540,899	$522,177

*	The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION
(In thousands of dollars)
The following table summarizes free cash flow for the Company:

	Three Months Ended
	July 3,	April 3,
	2005	2005
	(In thousands of dollars)
Net cash provided by (used in) operations	$13,725	$10,875
Capital expenditures	(2,907)	(3,004)

Free cash flow	$10,818	$7,871

Free cash flow is a non-GAAP financial measure which CTS defines as the sum of net cash provided by operations and cash used for capital expenditures. The most directly comparable GAAP financial measure is net cash provided by operations. Management believes that free cash flow provides useful information to investors regarding the Company’s ability to generate cash from business operations that was used and/or is available for internal growth, service of debt principal, dividends, share repurchase and acquisitions and other investments. Management uses free cash flow as one measure to monitor and evaluate the performance of the Company.